Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Record Levels for Total Revenues and Pre-Tax Income in Its Fiscal 2022 First Quarter

  Generates $117.7 million in total revenues, reaching the highest in the Company’s history for its first quarter, an increase of 28.4% compared to the fiscal 2021 first quarter
  Delivers a 38.0% increase in pre-tax income compared to the fiscal 2021 first quarter at $18.2 million representing 15.5% of total revenues, the highest in the Company’s history for its first quarter
  Utilizes $8.1 million in cash to acquire its common stock during the first quarter under the Company’s $25.0 million share repurchase program
  Projects growth in total revenues and profitability with introduction of fiscal 2022 annual guidance as compared to fiscal 2021

ST. LOUIS--(BUSINESS WIRE)--May 26, 2022--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for its fiscal 2022 first quarter, the 13-week period ended April 30, 2022.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “Following an outstanding performance in fiscal 2021, we are pleased to have delivered our fifth consecutive quarter of record-setting profitability with pre-tax income of $18.2 million in the first quarter of fiscal 2022. We also achieved the highest total first quarter revenues in our nearly 25-year history showing growth in both North America and Europe, in all reported business segments including direct-to-consumer, commercial and franchising business, as well as in both net retail sales and digital demand. In fact, our digital demand this quarter was greater than our total e-commerce sales for the entire 2017 fiscal year, demonstrating the progress made in our digital transformation over the last five years.

“We believe that our sustained profitable growth is largely the result of a multi-faceted, multi-year strategic plan that we have been successfully executing while navigating a highly volatile environment. Our disciplined focus and agility, particularly during the prolonged pandemic-related challenges, have played a key role in the evolution of our company into a more digitally-driven, diversified omnichannel entity that includes a dynamic and efficient vertical experiential retail concept that remains relevant to today’s consumers who have been increasingly seeking highly engaging, family-friendly activities and shopping as restrictions have lifted. Our positive business momentum has continued into our current second quarter. As we look forward, we expect to continue to drive efforts across our stated strategic pillars including implementing a broad-range of comprehensive initiatives to further our digital transformation, the on-going evolution of our retail experience and footprint, and the optimization of our solid financial position to make investments designed to generate future profitable growth and enhance shareholder value,” concluded Ms. John.

First Quarter 2022 Results (13 weeks ended April 30, 2022 compared to the 13 weeks ended May 1, 2021):

  Total revenues were $117.7 million, a 28.4% increase compared to $91.7 million in the fiscal 2021 first quarter;
    Net retail sales were $112.9 million, a 26.6% increase compared to $89.2 million in the fiscal 2021 first quarter. Approximately one-third of the increase was related to the reopening of the Company’s stores in Europe which were closed for the majority of the fiscal 2021 first quarter;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) rose 2.1% compared to the fiscal 2021 first quarter;
    Commercial and international franchise revenues rose 92.0% to $4.8 million compared to $2.5 million in the fiscal 2021 first quarter;

  Gross profit margin was 52.5%, compared to the previous all-time high 52.8% in the fiscal 2021 first quarter. The 30-basis point contraction in gross profit margin was driven by the negative impact of an unprecedented increase in transportation costs as well as other inflationary pressures, the majority of which was offset by leverage of occupancy and distribution costs, strategic price increases, less promotional activity and lower discounts as compared to the fiscal 2021 first quarter;

  Selling, general and administrative (“SG&A”) expenses were $43.6 million, or 37.1% of total revenues, compared to $35.2 million, or 38.4% of total revenues, a 130-basis point improvement compared to the fiscal 2021 first quarter. The change in SG&A expenses was primarily due to store labor costs reflecting the operation of substantially all of the Company’s European stores in the fiscal 2022 first quarter as opposed to the 2021 first quarter when the stores were closed for the vast majority of the period. In addition, SG&A in the fiscal 2021 first quarter was favorably impacted by $0.9 million in government subsidies;

  Pre-tax income was $18.2 million, an increase of 38.0%, compared to pre-tax income of $13.2 million in the fiscal 2021 first quarter;

  Income tax expense was $4.0 million with an effective tax rate of 22.0% compared to $2.8 million with an effective tax rate of 21.3% in the fiscal 2021 first quarter;

  Net income was $14.2 million, or $0.89 per diluted share, compared to net income of $10.4 million, or $0.66 per diluted share, in the fiscal 2021 first quarter; and

  Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $21.5 million, an increase of 31.9%, compared to $16.3 million in the fiscal 2021 first quarter.

Store Activity:

  As of April 30, 2022, the Company had 345 corporately-managed stores with one net closure in the fiscal 2022 first quarter compared to the beginning of the fiscal year. The Company maintains a high level of lease optionality with over 70% of its corporately-managed stores having a lease event within the next three years.
  Through the Company’s third-party retail model, there were 62 locations as of April 30, 2022 with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s and Beaches Family Resorts reflecting one net opening in the fiscal 2022 first quarter compared to the beginning of the fiscal year. The Company’s international franchisees operated 64 locations at the end of the fiscal 2022 first quarter reflecting eight closures compared to the beginning of the fiscal year.

Balance Sheet:

As of April 30, 2022, cash and cash equivalents totaled $26.1 million, compared to $45.9 million as of May 1, 2021. The Company noted that its reduced cash position at quarter-end compared to the prior year reflects the use of $12.5 million to repurchase shares of its common stock, payment of a special dividend of approximately $20 million, and an increased investment in working capital to support strategic initiatives intended to drive further growth. The Company finished the quarter with no borrowings under its revolving credit facility.

Since the adoption of the Company’s $25.0 million stock repurchase program adopted on November 30, 2021, the Company has utilized a total of $14.1 million to repurchase approximately 840,000 shares of its common stock as of May 25, 2022.

Total inventory at quarter-end was $77.4 million, an increase of $33.6 million from fiscal 2021 first quarter-end. The majority of the increase is expected to support projected revenue growth and strategically planned accelerated purchases intended to partially mitigate inflationary and supply chain pressures. The Company noted that it is comfortable with the composition and level of its quarter-ending inventory level.

In the fiscal 2022 first quarter, capital expenditures totaled $1.1 million compared to $0.5 million in the fiscal 2021 first quarter.

2022 Outlook:

With its positive first quarter results and continuing momentum in the current second quarter, the Company is introducing fiscal 2022 guidance including:

  Total revenues in the range of $440 million to $460 million, as compared to $411.5 million in fiscal 2021;
  Pre-tax income in the range of $52 million to $62 million, as compared to $50.7 million in fiscal 2021;
  EBITDA in the range of $65 million to $75 million, as compared to $63.0 million in fiscal 2021;
  Income tax rate in the range of 24% to 25%;
  Capital expenditures in the range of $10 to $15 million;
  Depreciation and amortization of approximately $13 million; and
  To finish the year with inventory levels below the end of fiscal 2021.

The Company’s guidance for growth in profitability takes into account anticipated ongoing inflationary pressures as well as its plans to mitigate the impact on its margins. The Company noted that its outlook assumes no further material changes in the operations of its supply chain including the ability to receive and ship product on a timely basis, the macro-economic environment or relevant foreign currency exchange rates.

Note Regarding Non-GAAP Financial Measures:

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on June 2, 2022. The telephone replay is available by calling (844) 512-2921. The access code is 13718340.

About Build-A-Bear:

Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. Nearly 500 interactive brick-and-mortar retail locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The company also offers engaging e-commerce/digital purchasing experiences on www.buildabear.com including its online “Bear-Builder”, the animated “Bear Builder 3D Workshop” and its age-gated adult-focused “Bear Cave”. In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the company’s mission, while the company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $411.5 million in fiscal 2021. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 14, 2022 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	April 30,	% of Total	May 1,	% of Total
	2022	Revenues (1)	2021	Revenues (1)
Revenues:
Net retail sales	$112,890	96.0	$89,212	97.3
Commercial revenue	4,286	3.6	2,109	2.3
International franchising	486	0.4	372	0.4
Total revenues	117,662	100.0	91,693	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	53,600	45.6	42,093	45.9
Cost of merchandise sold - commercial (1)	1,946	1.7	904	1.0
Cost of merchandise sold - international franchising (1)	288	0.2	268	0.3
Total cost of merchandise sold	55,834	47.5	43,265	47.2
Consolidated gross profit	61,828	52.5	48,428	52.8

Selling, general and administrative expense	43,620	37.1	35,242	38.4
Interest expense, net	18	0.0	5	0.0
Income before income taxes	18,189	15.5	13,181	14.4
Income tax expense	3,999	3.4	2,801	3.1
Net income	$14,190	12.1	$10,380	11.3

Income per common share:
Basic	$0.92		$0.69
Diluted	$0.89		$0.66
Shares used in computing common per share amounts:
Basic	15,475,731		15,062,025
Diluted	15,964,433		15,757,033
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	April 30,	January 29,	May 1,
	2022	2022	2021
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$26,093	$32,845	$45,931
Inventories, net	77,366	71,809	43,754
Receivables, net	11,838	11,701	8,280
Prepaid expenses and other current assets	12,436	13,643	9,798
Total current assets	127,733	129,998	107,763

Operating lease right-of-use asset	72,126	77,671	99,518
Property and equipment, net	46,691	48,966	50,417
Deferred tax assets	7,609	7,613	-
Other assets, net	2,266	2,076	6,685
Total Assets	$256,425	$266,324	$264,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,930	$21,849	$19,438
Accrued expenses	23,444	25,543	16,629
Operating lease liability short term	23,470	25,245	30,631
Gift cards and customer deposits	18,770	20,937	18,210
Deferred revenue and other	3,881	3,808	2,489
Total current liabilities	89,495	97,382	87,397

Operating lease liability long term	66,617	73,307	95,654
Other long term liabilities	1,774	1,952	3,355

Stockholders' equity:
Common stock, par value $0.01 per share	157	162	163
Additional paid-in capital	71,962	75,490	73,024
Accumulated other comprehensive loss	(12,452)	(12,470)	(12,532)
Retained earnings	38,872	30,501	17,322
Total stockholders' equity	98,539	93,683	77,977
Total Liabilities and Stockholders' Equity	$256,425	$266,324	$264,383

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	April 30,	May 1,
	2022	2021

Other financial data:

Retail gross margin ($) (1)	$59,290	$47,119
Retail gross margin (%) (1)	52.5%	52.8%
Capital expenditures (2)	$1,070	$491
Depreciation and amortization	$3,250	$3,127

Store data (3):
Number of corporately-managed retail locations at end of period
North America	306	306
Europe	39	48
Asia	—	1
Total corporately-managed retail locations	345	355

Number of franchised stores at end of period	64	72

Corporately-managed store square footage at end of period (4)
North America	721,966	715,672
Europe	58,216	71,609
Asia	—	1,750
Total square footage	780,182	789,031

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, and other assets.
(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	April 30,	May 1,
	2022	2021
Income before income taxes (pre-tax)	$18,189	$13,181
Interest expense, net	18	5
Depreciation and amortization expense	3,250	3,127
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$21,458	$16,313

	Fiscal 2022
	Guidance
	(in millions)
Income before income taxes (pre-tax)	$52 - $62
Interest (income) expense, net	-
Depreciation and amortization expense	13
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$65 - $75

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
(314) 423-8000 x5221

Media:
PR@buildabear.com